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                                                                      EXHIBIT 11

STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
    ($000's omitted, except for per share data)

                                                        THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                          1996       1995       1996       1995
                                                        --------   --------   --------   --------
                                                          (000's omitted except per share data)
Average shares outstanding                                11,180     11,161     11,173     11,151
Net effect of dilutive stock options based on the
  treasury stock method using average market price           107         95        -0-        108
                                                        --------   --------   --------   --------
          TOTALS                                          11,287     11,256     11,173     11,259
                                                        ========   ========   ========   ========
          NET INCOME (LOSS)                             $  9,565   $  7,840   $(11,450)  $  9,943
                                                        ========   ========   ========   ========
          NET INCOME (LOSS) PER SHARE                   $    .85   $    .70   $  (1.02)  $    .88
                                                        ========   ========   ========   ========

     Note: Fully diluted calculation is not presented because dilution is less than 3%.

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